Exhibit 99.1

Fresh2 Group Ltd. Announces Acquisition of Cross-Border Food E-Commerce Platform Youfood Group Inc.

New York, NY, January 4, 2024/PRNewswire/ -- Fresh2 Group Ltd. (NASDAQ: FRES) ("Fresh2" or "the Company"), a B2B e-commerce and supply chain management company within the restaurant and food industry, today announced that it has, through its subsidiary Fresh2 Technology Inc., signed a definitive Stock Purchase Agreement (SPA) for the acquisition of Youfood Group Inc., a business-to-customer cross-border e-commerce food platform, which will connect Asian and South American food resources with customers in North America. The acquisition is expected to enhance access to a new customer base.

According to the terms of the SPA, Fresh2 has agreed to acquire 100% of the issued and outstanding shares in Youfood in exchange for 38,333,334 newly issued shares of Fresh2 Class A common stock.

Haohan Xu, CEO of Fresh2, stated, “We are committed to sustainable development in the food service industry and to continuously bring diverse high-quality food products to North American consumers. This acquisition provides us with an excellent opportunity to integrate and enhance our capabilities, thereby improving performance and expanding our food supply chain ecosystem.”

About Fresh2 Group Limited

Fresh2 Group Limited is engaged in the business-to-business e-commerce and supply chain sectors. Committed to helping restaurants lower procurement costs and improve efficiency, Fresh2 utilizes an advanced supply chain management system. By applying strategic digital technologies and innovative business models, Fresh2 is driving the online transformation of the restaurant supply industry. Fresh2 aims to refine restaurant operations, adding significant value to the food industry, and building a global network of restaurateurs in the digital age. For more information, visit: https://fresh2.co/investors.

Safe Harbor Statement

This announcement contains forward-looking statements as defined under Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, formulated in accordance with the 'safe harbor' provisions of the Private Securities Litigation Reform Act of 1995. These statements, reflecting the Company's projections about its future financial and operational performance, employ terms like 'believes,' 'estimates,' 'anticipates,' 'expects,' 'plans,' 'projects,' 'intends,' 'potential,' 'target,' 'aim,' 'predict,' 'outlook,' 'seek,' 'goal,' 'objective,' 'assume,' 'contemplate,' 'continue,' 'positioned,' 'forecast,' 'likely,' 'may,' 'could,' 'might,' 'will,' 'should,' 'approximately,' and similar expressions to convey the uncertainty of future events or outcomes. These forward-looking statements are based on the Company's current expectations, assumptions, and projections, involving judgments about future economic conditions, competitive landscapes, market dynamics, and business decisions, many of which are inherently challenging to predict accurately and are largely beyond the Company's control. Additionally, these statements are subject to a multitude of known and unknown risks, uncertainties, and other variables that could significantly diverge the Company's actual results from those depicted in any forward-looking statement. These factors include, but are not limited to, varying economic conditions, competitive pressures, and regulatory changes. Because of these and other risks, uncertainties and assumptions, undue reliance should not be placed on these forward-looking statements. In addition, these statements speak only as of the date of this press release and, except as may be required by law, the Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.